                                                                 EXHIBIT 10.1



                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                   May 9, 2003

                                  by and among

                               TRIMAS CORPORATION,

                              METALDYNE CORPORATION

                                       and

                              METALDYNE COMPANY LLC

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
                                                  ARTICLE I.

                                                 DEFINITIONS

SECTION 1.1.           Definitions........................................................................1

                                                  ARTICLE II.

                                         SALE AND PURCHASE OF ASSETS

SECTION 2.1.           Sale and Purchase..................................................................6
SECTION 2.2.           Allocation of Purchase Price.......................................................8
SECTION 2.3.           Payment of Sales, Use and Other Taxes..............................................8
SECTION 2.4.           Treatment of Restricted Stock Awards Held by Transferred Employees.................8

                                                 ARTICLE III.

                                                   CLOSING

SECTION 3.1.           Time and Place.....................................................................9
SECTION 3.2.           Deliveries at Closing..............................................................9
SECTION 3.3.           Adjustment to Purchase Price......................................................10

                                                  ARTICLE IV.

                                  REPRESENTATIONS AND WARRANTIES OF SELLERS

SECTION 4.1.           Corporate Existence and Power.....................................................11
SECTION 4.2.           Corporate Authorization...........................................................11
SECTION 4.3.           Governmental Authorization........................................................11
SECTION 4.4.           Non-Contravention.................................................................11
SECTION 4.5.           Absence of Certain Changes........................................................12
SECTION 4.6.           Compliance with Laws and Court Orders.............................................12
SECTION 4.7.           Litigation........................................................................12
SECTION 4.8.           Finders' Fee......................................................................12
SECTION 4.9.           Employee Benefit Plans............................................................12
SECTION 4.10.          Financial Statements..............................................................13
SECTION 4.11.          No Liabilities....................................................................13
SECTION 4.12.          Title to Assets...................................................................13
SECTION 4.13.          Disclaimer of Other Representations and Warranties................................13

                                                  ARTICLE V.

                                    REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 5.1.           Corporate Existence and Power.....................................................14
SECTION 5.2.           Corporate Authorization...........................................................14
SECTION 5.3.           Governmental Authorization........................................................14



                                      -i-







SECTION 5.4.           Non-Contravention.................................................................14
SECTION 5.5.           Finders' Fees.....................................................................14

                                                  ARTICLE VI.

                                           COVENANTS OF THE SELLERS

SECTION 6.1.           Conduct of the Acquired Business..................................................15
SECTION 6.2.           Access to Information.............................................................15
SECTION 6.3.           Reports...........................................................................15
SECTION 6.4.           Consultation with Buyer...........................................................16

                                                 ARTICLE VII.

                                        COVENANTS OF BUYER AND SELLERS

SECTION 7.1.           Commercially Reasonable Efforts...................................................16
SECTION 7.2.           Certain Filings...................................................................16
SECTION 7.3.           Public Announcements..............................................................16
SECTION 7.4.           Notices of Certain Events.........................................................16
SECTION 7.5.           Confidentiality...................................................................17
SECTION 7.6.           Plans.............................................................................17
SECTION 7.7.           Information; Cooperation..........................................................21
SECTION 7.8.           Further Assurances................................................................21

                                                 ARTICLE VIII.

                                     CONDITIONS TO OBLIGATIONS OF EACH PARTY

SECTION 8.2.           Conditions to the Obligations of Buyer............................................21
SECTION 8.3.           Conditions to the Obligations of Sellers..........................................22

                                                  ARTICLE IX.

                                          OBLIGATIONS AFTER CLOSING

SECTION 9.1.           Indemnification...................................................................22
SECTION 9.2.           Procedures........................................................................23
SECTION 9.3.           Limitations on Indemnification....................................................23

                                                  ARTICLE X.

                                                 TERMINATION

SECTION 10.1.          Termination.......................................................................24
SECTION 10.2.          Effect of Termination.............................................................24

                                                  ARTICLE XI.

                                                 MISCELLANEOUS

SECTION 11.1.          Notices...........................................................................24


                                     - ii -








SECTION 11.2.          Survival of Representations and Warranties........................................25
SECTION 11.3.          Amendments; No Waivers............................................................25
SECTION 11.4.          Expenses..........................................................................25
SECTION 11.5.          Successors and Assigns............................................................25
SECTION 11.6.          Governing Law.....................................................................26
SECTION 11.7.          WAIVER OF JURY TRIAL..............................................................26
SECTION 11.8.          Counterparts; Effectiveness.......................................................26
SECTION 11.9.          Entire Agreement..................................................................26
SECTION 11.10.         Captions..........................................................................26
SECTION 11.11.         Severability......................................................................26

EXHIBITS
--------

Exhibit A         Form of Fittings Facility Sublease
Exhibit B         Form of Trademark Assignment
Exhibit C         Form of Bill of Sale
Exhibit D         Form of Acknowledgment of Assumption of Liabilities
Exhibit E         Form of Assignment and Assumption Agreement



SCHEDULES
---------

Schedule 1.1(a)   - Assumed Contracts
Schedule 1.1(b)   - Knowledge of Officers
Schedule 2.1(a)   - Intellectual Property
Schedule 2.1(c)   - Assumed Liabilities
Schedule 3.3(b)   - Form of Preliminary Statement
Schedule 4.4      - Non-Contravention
Schedule 7.6(a)   - Transferred Employees
Schedule 7.6(c)   - Sellers' Savings Plans

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  ASSET PURCHASE AGREEMENT dated as of May 9, 2003 by and among TriMas Corporation, a Delaware corporation ("BUYER"), Metaldyne Corporation ("METALDYNE"), a Delaware corporation and Metaldyne Company LLC, a Delaware limited liability company ("METALDYNE LLC" and together with Metaldyne, the "SELLERS").

                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, Sellers currently own a line of business principally relating to designing, developing and manufacturing specialty tube nuts, fittings, spacers and hollow extruded components conducted at that certain plant located at 12955 Inkster Road, Livonia, Michigan, 48150 (the "FITTINGS FACILITY"), and more particularly described in the Fittings Facility Sublease (the "ACQUIRED BUSINESS;" provided, that the term Acquired Business shall not include any business conducted at such location prior to the date hereof, including without limitation, the Peerless business which was closed in September, 2000);

                  WHEREAS, Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers the Purchased Assets (as defined below) and assume from Sellers the Assumed Liabilities (as defined below) on the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS


                  SECTION 1.1. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

                  "ACKNOWLEDGEMENT OF ASSUMPTION OF LIABILITIES" means the Acknowledgment of Assumption of Liabilities executed by Buyer substantially in the form of Exhibit D hereto.

                  "ACQUIRED BUSINESS BALANCE SHEET" means the unaudited balance sheet relating to the assets and liabilities of the Acquired Business as of March 31, 2003, prepared in accordance with the Applicable Accounting Principles.

                  "ACTION" means any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person including by management contract or similar instrument.

                  "APPLICABLE ACCOUNTING PRINCIPLES" means the stand-alone accounting principles historically used by Sellers in preparing financial statements for divisions or lines of business owned by Sellers applied on a consistent basis.

                  "ASSUMED CONTRACTS" means the contracts set forth on Schedule 1.1(a) hereto.

                  "BENEFIT PLAN" means any Plan existing at the Effective Time established or to which contributions have at any time been made by any Seller on behalf of Employees or Former Employees, under which any Employee, Former Employee, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights in respect of service to any Seller.

                  "BILL OF SALE" means the Bill of Sale conveying certain assets of the Acquired Business from the Sellers to the Buyer and its Affiliates, a form of which is attached as Exhibit C.

                  "BOARD OF DIRECTORS" means the Board of Directors or members, as the case may be, of Buyer or the applicable Seller as the case may be.

                  "BUSINESS DAY" means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

                  "BUYER FAIRNESS OPINION" means an opinion of Valuation Research Corporation, as to the fairness, from a financial point of view, of the consideration to be paid by Buyer and the financial terms of the documents entered into in connection with the Transactions.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "EFFECTIVE TIME" means 11:59 p.m., Michigan time, on May 4, 2003.

                  "EMPLOYEES" means the employees of the Sellers that perform services exclusively for the Acquired Business as of the Effective Time.

                  "ENTERPRISE VALUE" means $24,000,000.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "ERISA AFFILIATE" of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

                  "FITTINGS FACILITY SUBLEASE" means the sublease to be entered into by Metaldyne LLC, as lessor, and Buyer or one of its Subsidiaries, as lessee, on the Closing Date, in the form of Exhibit A hereto.

                  "FITTINGS FACILITY SUBLEASE OBLIGATIONS" means the net present value (at a discount rate of 12%) of all scheduled future rental payments to be made under the Fittings Facility Sublease, such amount being equal to $1,292,000.

                  "FORMER EMPLOYEE" means (a) any person who was employed exclusively in the Acquired Business whose employment by any Seller was terminated on or before the Closing Date (whether by retirement or otherwise), excluding persons who were employed by any Seller or one of its Subsidiaries outside of the Acquired Business subsequent to such termination prior to the Closing Date, and (b) an Employee who is on short-term medical disability as of the Closing Date and who thereafter becomes eligible for long-term medical disability.

                  "GOVERNMENTAL AUTHORITY" means any federal, state or local government or any court, administrative agency or commission or other governmental or regulatory agency, authority or official, whether domestic, foreign or supranational.

                  "GUARANTEE" means a direct or indirect guarantee (other than by endorsement of negotiable instruments for collection) by any Person of any indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee of any Person at any date shall be the outstanding balance at such date of all unconditional obligations in respect of which such Guarantee is made and the maximum liability of such other Person for any such contingent obligations in respect of which such Guarantee is made at such date. "GUARANTEE," when used as a verb, and "GUARANTEED" have correlative meanings.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" of the Sellers means the actual knowledge of the senior employees and officers of the Sellers listed on Schedule 1.1(b) attached hereto.

                  "LIABILITIES" means any and all indebtedness, liabilities or obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any law, rule, regulation, Action, order, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                  "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

                  "LOSSES" means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an Indemnified Party).

                  "MATERIAL ADVERSE EFFECT" means either (i) a material adverse effect on the condition (financial or otherwise), business or results of operations of the Acquired Business or (ii) an effect which is materially adverse to the ability of any Seller to consummate the Transactions; provided that with respect to subclause (i) of this definition, any such effect resulting or arising from (w) this Agreement or the Transactions or the announcement thereof, (x) changes in circumstances or conditions affecting industrial manufacturing companies in general, and not specifically relating to the Acquired Business, (y) changes in general economic, regulatory or political conditions or in financial markets in the United States or Europe or (z) changes in generally accepted accounting principles shall not be considered a Material Adverse Effect, and with respect to subclause (ii) of this definition, any such effect resulting or arising from subclause (x), (y) or (z) above shall not be considered a Material Adverse Effect.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA with respect to which any Seller has an obligation to contribute on behalf of Employees or Former Employees or has or could have withdrawal liability under Section 4201 of ERISA.

                  "OFFICER'S CERTIFICATE" means a certificate signed by an officer of Metaldyne or Buyer, as the case may be.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

                  "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

                  "PLAN" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation, other employee benefit, employment, consulting or change of control agreement, plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

                  "PURCHASE PRICE" means an amount equal to the Enterprise Value minus the Fittings Facility Lease Obligations.

                  "SELLER FAIRNESS OPINION" means an opinion of Klaris, Thomson & Schroeder, Inc., as to the fairness, from a financial point of view, of the consideration to be paid to Sellers and the financial terms of the documents entered into in connection with the Transactions.

                  "SELLER SHAREHOLDER AGREEMENT" means the shareholders agreement by and among MascoTech, Inc., Masco Corporation, Richard Manoogian, certain of their respective affiliates and other co-investors party thereto, dated as of November 28, 2000.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to such corporation, partnership, association, limited liability company or other organization are at any time directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

                  "TAX" or "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                  "TAX BENEFIT" means the amount of any refund, credit or reduction in otherwise required Tax payments, including any interest receivable thereon, actually realized, provided that, for these purposes, Tax items shall be taken into account in accordance with the ordering principles of the Code or other applicable law.

                  "TRADEMARK ASSIGNMENT" means the trademark assignment agreement to be entered into by Metaldyne, as assignor, and Buyer or one of its Subsidiaries, as assignee, on the Closing Date, in the form of Exhibit B hereto.

                  "TRANSACTIONS" means the purchase and sale of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities, the entering into of the Fittings Facility Sublease and each other transaction contemplated by this Agreement.

                  Any reference in this Agreement to a statute shall be to such statute as amended from time to time and to the rules and regulations promulgated thereunder.

                (b) Each of the following terms is defined herein in the Section set forth opposite such term:

                TERM                                                             SECTION
                Acquired Business..........................................      Recitals
                Actuary Firm...............................................          7.6
                Assumed Liabilities........................................        2.1
                Buyer......................................................      Recitals
                Buyer ABO..................................................        7.6
                Buyer Indemnified Parties..................................        9.1
                Buyer Representatives......................................        7.2
                Buyer Welfare Plans........................................        7.6
                Buyer's Pension Plan.......................................        7.6
                Buyer's Trustee............................................        7.6
                Buyer's Union Plan.........................................        7.6
                Closing....................................................        3.1
                Closing Date...............................................        3.1
                End Date...................................................       10.1
                Excluded Assets............................................        2.1
                Excluded Liabilities.......................................        2.1
                Fittings Facility..........................................      Recitals
                Indemnified Party..........................................        9.2
                Indemnifying Party.........................................        9.2
                Independent Accountants....................................        3.3
                Net Working Capital........................................        3.3
                Plan Effective Date........................................        7.6
                Preliminary Statement......................................        3.3
                Purchased Assets...........................................        2.1
                Purchase Price.............................................        3.2
                Purchase Price Adjustment..................................        3.3
                Restricted Stock Awards....................................        2.4
                Sellers....................................................      Recitals
                Seller Indemnified Parties.................................        9.1
                Seller Representative......................................        6.2
                Sellers' Savings Plans.....................................        7.6
                Sellers' Trustee...........................................        7.6
                Seller Welfare Plans.......................................        7.6
                Shares.....................................................      Recitals
                Transactions...............................................      Recitals


                                      -5-


                TERM                                                             SECTION
                Transferred Employee.......................................        7.6
                Union Agreement............................................        7.6
                Union Employees............................................        7.6
                Union Plan.................................................        7.6

                                  ARTICLE II.

                           SALE AND PURCHASE OF ASSETS


                SECTION 2.1. SALE AND PURCHASE. (a) Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall transfer and deliver to Buyer or one or more designated Subsidiaries of Buyer, and Buyer or one or more designated Subsidiaries of Buyer shall acquire and accept from Sellers, effective as of the Effective Time, all of Sellers' and all of the Sellers' Subsidiaries' rights, title and interest, in and to the following assets free and clear of all Liens (collectively the "PURCHASED ASSETS"):

                (i) All tangible personal property owned by the Sellers and their Subsidiaries used primarily in the operation of the Acquired Business, including all furniture, machinery, office furnishings, and equipment at the Fittings Facility and all office and warehouse supplies existing at the Fittings Facility at the Effective Time or acquired thereafter;

                (ii) All authorizations, permits and licenses used by Sellers and Sellers' Subsidiaries primarily to operate the Acquired Business as conducted at the Effective Time;

                (iii) All rights of the Sellers and the Sellers' Subsidiaries under the Assumed Contracts including any and all security and other deposits, advance rents and any other payments made thereunder;

                (iv) All guarantees and warranties relating to the Purchased Assets and all rights of the Sellers and the Sellers' Subsidiaries against vendors of tangible personal property and services to the Acquired Business other than with respect to claims made under any such guarantee or warranty prior to the Effective Time;

                (v) All intangible assets used primarily in the operation of the Acquired Business, including, but not limited to, all patents, copyrights, trademarks, service marks and designs and those trade names and service names set forth on Schedule 2.1(a) hereto and all related goodwill, all domain names and telephone numbers of the Acquired Business and all trade secrets and inventions used or developed primarily by the Acquired Business (whether or not patentable or reduced to practice); provided, that any such trademark, trade name or service marks that contains the name "Metaldyne" shall not be a "Purchased Asset;"

                (vi) All prepaid items including, without limitation, all equipment, lease and other deposits, relating primarily to the Acquired Business;

                (vii) Copies of all customer lists, customer contracts and financial records relating primarily to the Acquired Business;

                (viii) Except for corporate documents, records and minutes, copies of all books, records and documents required for or primarily relating to the operation of the Acquired Business;

                (ix) All inventory of the Acquired Business;

                (x) Rights to ordered inventory and services and open customer orders of the Acquired Business from and after the Effective Time;

                (xi) All accounts receivable of the Acquired Business arising after the Effective Time and any cash paid in respect thereof to the extent not used to invest in Purchased Assets or to reduce Assumed Liabilities;

                (xii) The assets to be transferred pursuant to Section 7.6; and

                (xiii) Any and all other assets of whatever type or description, other than the Excluded Assets, which are used primarily in the operation of the Acquired Business including without limitation all rights title and interest of Metaldyne LLC being transferred pursuant to the Fittings Facility Sublease.

provided, that notwithstanding the foregoing, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer of any Purchased Assets (including any Assumed Contract) is prohibited by any applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery, thereof, if any of the foregoing would constitute a breach of applicable law or the rights of any third party. Following the Closing, the parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Buyer nor any of their respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Authority, which fees shall be shared equally by Sellers and Buyer. Pending or in the absence of such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements to provide to Buyer the benefits and liabilities of use of such Purchased Assets. If such authorization, approval, consent or waiver for the sale, conveyance, transfer, assignment or delivery of any such Purchased Assets is obtained, Seller shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Assets to Buyer.

                (b) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing but effective as of the Effective Time, the Sellers and their Subsidiaries shall retain all of their rights, title and interest in and to the following assets (the "EXCLUDED ASSETS"):

                (i) All accounts receivable of the Acquired Business arising prior to the Effective time;

                (ii) Any rights to income tax refunds and prepaid income taxes;

                (iii) Any right and interest of the Sellers in this Agreement, Sellers rights as landlord under the Fittings Facility Sublease and, after giving effect to the Fittings Facility Sublease, Metaldyne LLC's rights as tenant under the lease of the Fittings Facility;

                (iv) Any and all of the Seller's insurance policies, including all rights to coverage, all proceeds and all prepaid insurance under such policies;

                (v) Any other assets or property of the Sellers' which are not
         (A) used primarily in the Acquired Business or (B) located at the Fittings Facility.

                (c) Subject to the terms and conditions of this Agreement, as of the Closing Date but effective as of the Effective Time, Buyer agrees to assume, satisfy, perform, pay and discharge each of the following Liabilities (the "ASSUMED LIABILITIES"):

                (i) Subject to Section 2.1(d) below and Section 7.6, all environmental, health or other Liabilities of any kind and nature to the extent arising from the businesses, operations and assets of the Acquired Business and regardless of whether such Liabilities shall arise prior to, on or after the Effective Time, including without limitation, those Liabilities set forth on Schedule 2.1(c); and

                (ii) All accounts payable of the Acquired Business arising after the Effective Time.

                (d) Notwithstanding anything contained in this Agreement to the contrary, from and after the Closing Date but effective as of the Effective Time, as between the Buyer and the Sellers, the Sellers shall retain all of the following Liabilities (the "EXCLUDED LIABILITIES"):

                (i) All environmental, health or other Liabilities of any kind and nature to the extent arising from any businesses, operations and assets of any Seller or any of the Sellers' Subsidiaries other than the Acquired Business whenever such businesses, operations or assets shall have been conducted or owned and regardless of whether such Liabilities shall arise prior to, on or after the Effective Time, including, without limitation, any Liabilities relating to the Excluded Assets;

                (ii) All Liabilities of the Sellers under this Agreement, as landlord under the Fittings Facility Sublease and, after giving effect to the Fittings Facility Sublease, Seller's obligations as tenant under the lease of the Fittings Facility;

                (iii) All Liabilities for income Taxes and insurance coverage with respect to the operation of the Acquired Business by Sellers and Sellers' Subsidiaries; and

                (iv) All Liabilities of Sellers for accounts payable arising prior to the Effective Time.

                SECTION 2.2. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code, and Buyer and Sellers agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with such allocations and (b) not to take any position inconsistent with such allocations on any of their respective tax returns. Metaldyne shall initially determine and send written notice to the Buyer of the allocation of the Purchase Price within 60 days following the execution of this Agreement. The Buyer shall be deemed to have accepted such allocation unless it provides written notice of disagreement to Metaldyne within 10 days of receipt of Metaldyne's notice of allocation. If the Buyer provides such notice of disagreement to Metaldyne, the parties shall proceed in good faith to determine the allocation in dispute.

                SECTION 2.3. PAYMENT OF SALES, USE AND OTHER TAXES. The Sellers shall pay all sales, use, transfer, value added and other related Taxes, if any, arising out of the sale by the Sellers of the Purchased Assets and the transfer of the Assumed Liabilities to the Buyer pursuant to this Agreement.

                SECTION 2.4. TREATMENT OF RESTRICTED STOCK AWARDS HELD BY TRANSFERRED EMPLOYEES. Buyer shall promptly pay Transferred Employees on the redemption in 2004 of restricted share awards (at the rate of $20.28 per share) of Metaldyne held by such Transferred Employees under Restricted Stock Awards dated

November 17, 2000 (the "RESTRICTED STOCK AWARDS"). For purposes of the continued vesting of Restricted Stock Awards, Buyer and Metaldyne will treat employment with the Buyer or any Subsidiary of the Buyer as employment of the Transferred Employees with Metaldyne.

                                  ARTICLE III.

                                     CLOSING

                SECTION 3.1. TIME AND PLACE. Unless this Agreement is earlier terminated pursuant to Article X, the closing of the transactions contemplated by Article II of this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "CLOSING"), shall take place as promptly as practicable, but no later than five Business Days following satisfaction or waiver of the conditions set forth in Articles VIII, at 10:00 a.m. at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another time or place shall be agreed to by the parties (the "CLOSING DATE").

                SECTION 3.2. DELIVERIES AT CLOSING.

                (a) Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

                  (i)    the Bill of Sale executed by the Sellers;

                 (ii) original signature pages to the Fittings Facility Sublease executed by Metaldyne LLC and the Trademark Assignment executed by Metaldyne;

                (iii) an unredacted, fully executed copy of each Assumed Contract, together with assignment and assumption agreements and/or subcontracts, as applicable, in form and substance reasonably acceptable to the Buyer, assigning to the Buyer all rights of the Sellers in and to such Assumed Contracts;

                 (iv)    copies of all consents set forth on Schedule 4.4;

                  (v) the Officer's Certificate described in Section 8.2(a)(iii); and

                 (vi)    a FIRPTA affidavit for each Seller, if required by
Section 1445 of the Code.

                  In addition, Sellers shall use commercially reasonable efforts to deliver such other instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Sellers' rights, title and interest in and to the Purchased Assets and such other respective agreements and other documents, instruments and certificates in addition to good standing certificates, certified resolutions, receipts and such other items as may be reasonably requested by Buyer. Simultaneously with such deliveries, all such commercially reasonable steps will be taken by Sellers as may be required to put Buyer in actual possession and operating control of the Purchased Assets.

                 (b) Closing Deliveries by the Buyer. At the Closing, the Buyer will deliver or cause to be delivered to the Sellers:

                   (i) the Purchase Price in immediately available funds by wire transfer to an account or accounts that shall have been designated by the Sellers not less than two Business Days prior to the Closing Date;

                  (ii) original signature pages to the Fittings Facility Sublease and the Trademark Assignment executed by Buyer or a Subsidiary of Buyer;

                 (iii) the Officer's Certificate described in Section 8.3(a)(iii); and

                  (iv) the Acknowledgement of Assumption of Liabilities executed by Buyer.

                  Additionally, Buyer shall use its commercially reasonable efforts to deliver such other respective agreements and other documents, instruments and certificates in addition to good standing certificates, certified resolutions and such other items as may be reasonably requested by Sellers.

                SECTION 3.3. ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be subject to adjustment after the Closing as follows:

                (a) If Net Working Capital, as finally determined as hereinafter provided in this Section 3.3, is less than $965,000, the Purchase Price shall be deemed reduced by such difference and Sellers shall pay Buyer an amount in cash equal to such difference. If Net Working Capital, as finally determined, is greater than $965,000, the Purchase Price shall be deemed increased by such difference and Buyer shall pay Sellers an amount in cash equal to such difference. Such reduction or increase in the Purchase Price shall be referred to herein as the "PURCHASE PRICE ADJUSTMENT." Any Purchase Price Adjustment shall be paid within five Business Days after such final determination.

                (b) Within 60 days after the Closing Date, Buyer will prepare and present to Metaldyne a statement in reasonable detail of Net Working Capital (as hereinafter defined) of the Acquired Business as of the Effective Time (the "PRELIMINARY STATEMENT") in the form and with the accounting categories and layout set forth in the example attached hereto as Schedule 3.3(b). "NET WORKING CAPITAL" shall mean (i) the sum of (A) inventory (before reserves and excluding accrued capitalized variances from standard costs) plus (B) prepaid expenses, less (ii) accrued expenses, all as determined in a manner consistent with the Applicable Accounting Principles. Net Working Capital shall be determined without giving effect to the transactions contemplated by this Agreement. Net Working Capital shall not reflect or include any amount with respect to any of the Excluded Assets or any Liabilities that are not Assumed Liabilities.

                (c) Sellers and their accountants shall have the right to review the work papers of Buyer utilized in preparing the Preliminary Statement and shall have full access to the books, records, properties and personnel of Buyer for purposes of verifying the accuracy and fairness of the presentation of Net Working Capital in the Preliminary Statement. The Preliminary Statement shall be binding on Sellers, unless Metaldyne presents to Buyer written notice of disagreement within 30 days after receipt of the Preliminary Statement specifying in reasonable detail the nature and extent of the disagreement.

                (d) If Buyer and Sellers are unable to resolve any such disagreement within 15 days after Buyer received notice of such disagreement, the disagreement shall be referred for final determination to an independent accounting firm as the parties shall mutually designate. The accounting firm so designated to make the final determination is hereinafter referred to as the "INDEPENDENT ACCOUNTANTS."

                (e) Net Working Capital shall be deemed to have been finally determined upon the first to occur of (i) written acceptance of the Preliminary Statement by Metaldyne, (ii) Metaldyne's failure to ob-ject thereto within 30 days of receipt thereof, or (iii) notification by the Independent Accountants of their final determination thereof.

                (f) The fees and disbursements of the accountants of Buyer shall be paid by Buyer. The fees and disbursements of Sellers' accountants shall be paid by Sellers. The fees and disbursements of the Independent Accountants incurred pursuant to this Section 3.3 shall be borne equally, one-half by Sellers and one-half by Buyer.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS


                  Each Seller, jointly and severally, represents and warrants to Buyer that, except as set forth in any disclosure schedule delivered by the Sellers to Buyer immediately prior to execution of this Agreement:

                SECTION 4.1. CORPORATE EXISTENCE AND POWER. Each Seller is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all organizational powers and governmental licenses, authorizations, permits, consents and approvals required to carry on the Acquired Business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                SECTION 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Sellers of this Agreement and the consummation by Sellers of the Transactions are within the Sellers' organizational powers and have been duly authorized by all necessary organizational action on the part of the Sellers. This Agreement constitutes a valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms except (i) to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors' rights generally and (ii) to the extent enforceability may be limited by general equity principles.

                SECTION 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority, other than any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                SECTION 4.4. NON-CONTRAVENTION. The execution, delivery and performance by the Sellers of this Agreement and the consummation of the Transactions by the Sellers do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Sellers, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) except as set forth on Schedule 4.4, require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Acquired Business is entitled under any provision of any agreement or other instrument binding upon any Seller or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Acquired Business or (iv) result in the creation or imposition of any Lien on any of the Purchased

Assets, except for such contraventions, conflicts and violations referred to in clause (ii) and except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                SECTION 4.5. ABSENCE OF CERTAIN CHANGES. Since December 31, 2002, except in connection with the Transactions, the Acquired Business has been conducted in the ordinary course consistent with past practices and there has not been:

                (a) any creation or other incurrence by any Seller of any Lien on any asset that is material to the Acquired Business, taken as a whole, other than in the ordinary course of business consistent with past practices;

                (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Acquired Business that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; or

                (c) any loss of any material supplier or customer of the Acquired Business.

                SECTION 4.6. COMPLIANCE WITH LAWS AND COURT ORDERS. The Acquired Business is, and since January 1, 2002 has been, in compliance with any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                SECTION 4.7. LITIGATION. There is no Action, suit, investigation or proceeding pending against, or, to the knowledge of the Sellers, threatened against, any Seller, in either case, with respect to the Acquired Business, any of the Purchased Assets or any of the Assumed Liabilities before any court or arbitrator, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, together with all other such Actions, suits, investigations or proceedings, a Material Adverse Effect.

                SECTION 4.8. FINDERS' FEE. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller or any of their respective Subsidiaries that might be entitled to any fee or commission from Buyer, or any of its Affiliates in connection with the Transactions.

                SECTION 4.9. EMPLOYEE BENEFIT PLANS. (a) Copies of all written Benefit Plans, summary plan descriptions, trust agreements, actuarial valuation reports and the most recent annual return and IRS determination letters have been made available to Buyer.

                (b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect:

                (i) each Benefit Plan has at all times been maintained and administered in all respects in accordance with its terms and with the requirements of all applicable law, including ERISA and the Code. Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and the Sellers know of no fact or circumstance giving rise to a material likelihood that any Benefit Plan would not be treated as so qualified by the IRS;

                (ii) all required contributions to any Benefit Plans that are "defined benefit pension plans" required to be made by any Seller or any of its Subsidiaries in accordance with Section 302 of ERISA or

         Section 412 of the Code have been timely made; there has been no application for or waiver of the minimum funding standards imposed by
         Section 412 of the Code with respect to any Benefit Plan; and no Benefit Plan has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code;

                (iii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any Plan maintained by an ERISA Affiliate since the effective date of said
         Section 4043;

                (iv) no liability has been incurred or is expected to be incurred by any Seller or any of its Subsidiaries under Title IV of ERISA with respect to any Benefit Plan, or with respect to any other Plan presently or heretofore maintained or contributed to during the 5 year period prior to the Closing Date by any ERISA Affiliate;

                (v) none of the Benefit Plans are Multiemployer Plans;

                (vi) neither the Sellers nor any of their ERISA Affiliates has incurred any liability for any tax imposed under Sections 4971 through 4980E of the Code or civil liability under Section 502(i) or (l) of ERISA; and

                (vii) no action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the knowledge of the Sellers, threatened against or with respect to any Benefit Plan.

                SECTION 4.10. FINANCIAL STATEMENTS. The Acquired Business Balance Sheet in accordance with the Applicable Accounting Principles and the unaudited statement of profit and loss for the Acquired Business for the three months ended March 31, 2003 have been prepared in accordance with the Applicable Accounting Principles and accurately reflect the financial position and results of operations of the Acquired Business, as of and for the period then ended.

                SECTION 4.11. NO LIABILITIES. Except for the Liabilities incurred subsequent to the date of the Acquired Business Balance Sheet in the ordinary course of operation of the Acquired Business, there are no liabilities or obligations of the Acquired Business of the type required to be disclosed or provided for on the Acquired Business Balance Sheet in accordance with the Applicable Accounting Principles that have not been disclosed on the Acquired Business Balance Sheet. Except for Liabilities reflected on the Acquired Business Balance Sheet or incurred subsequent to the date thereof in the ordinary course of operation of the Acquired Business, there are no Liabilities of the Acquired Business that would individually or in the aggregate have a Material Adverse Effect.

                SECTION 4.12. TITLE TO ASSETS. At the Closing, Metaldyne and its Subsidiaries own outright and have good title to all of the Purchased Assets. At the Closing, the Buyer will acquire all of the right, title and interest in the Purchased Assets, free and clear of any Liens. To the knowledge of the Sellers, each of the Assumed Contracts is in full force and effect and constitutes a legal, valid and binding obligation of each party thereto, enforceable against each party thereto in accordance with its terms.

                SECTION 4.13. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. The Sellers do not make, and have not made, any representations or warranties in connection with the Transactions other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of Sellers. Except as expressly set forth herein, no Person has been authorized by any Seller to make any representation or warranty relating to any Seller or the Acquired Business or otherwise in connection with the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by any Seller.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER


                Buyer represents and warrants to the Sellers that:

                SECTION 5.1. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to perform its obligations with respect to the Transactions.

                SECTION 5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except (i) to the extent enforceability may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors' rights generally and (ii) to the extent enforceability may be limited by general equity principles.

                SECTION 5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions require no action by or in respect of, or filing with, or notification or reporting to, any Governmental Authority other than any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, an effect which is materially adverse to the ability of Buyer to consummate the Transactions.

                SECTION 5.4. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Buyer, (ii) contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to materially impair the ability of Buyer to consummate the Transactions.

                SECTION 5.5. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of Buyer's Subsidiaries that might be entitled to any fee or commission from any Seller or any of their Affiliates in connection with the Transactions.

                                  ARTICLE VI.

                            COVENANTS OF THE SELLERS


                  Sellers agree that:

                SECTION 6.1. CONDUCT OF THE ACQUIRED BUSINESS. Except as contemplated by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the Closing Date, Sellers shall operate the Acquired Business according to its ordinary and usual course of business and consistent with past practice and use all commercially reasonable efforts to preserve intact with respect to the Acquired Business, its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement or
(y) required by law, prior to the Closing Date, Sellers shall not, without the consent of Buyer:

                (a) sell, lease, license or otherwise dispose of any material amount of assets, securities or property of the Acquired Business, taken as a whole, except pursuant to existing contracts or commitments or otherwise in the ordinary course consistent with past practice;

                (b) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Acquired Business;

                (c) incur any Lien on any Purchased Asset;

                (d) settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement) relating to the Acquired Business or settle, pay or compromise any material claims not required to be paid relating to the Acquired Business, other than, in each case, relating to Taxes;

                (e) make any change with respect to management of inventory for the Acquired Business;

                (f) (i) take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time; or

                (g) authorize, or commit or agree to take, any of the foregoing actions.

                SECTION 6.2. ACCESS TO INFORMATION. From the date of this Agreement until the Closing Date, Sellers agree to and to cause the Acquired Business and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "SELLER REPRESENTATIVES") to give Buyer and its officers, employees, counsel, advisors and representatives (collectively, the "BUYER REPRESENTATIVES") reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Acquired Business and shall cause the Seller Representatives to furnish Buyer and the Buyer Representatives with such financial and operating data and such other information with respect to the Acquired Business as Buyer may from time to time reasonably request.

                SECTION 6.3. REPORTS. During the period from the date of this Agreement to the Closing Date, Sellers shall provide Buyer with monthly financial statements of the Acquired Business in the existing report-ing format (balance sheet, income statement and, if available, notes thereto), no later than the fifteenth Business Day following the end of each calendar month following the date of this Agreement.

                SECTION 6.4. CONSULTATION WITH BUYER. During the period from the date of this Agreement to the Closing Date, Sellers shall consult with Buyer prior to entering into any contract with respect to the Purchased Assets, Assumed Liabilities or Transferred Employees that has a duration of over 90 days or that would be reasonably likely to result in payments by or to Buyer in excess of $250,000. In furtherance of the foregoing, Sellers covenant that they will consult with and provide all relevant documents to Buyer between the date of execution of this Agreement and the Closing Date with respect to all matters relating to communications and negotiations, if any, with the United Automobile Workers of America Local No. 36 regarding the terms and conditions of employment of the Transferred Employees at the Fittings Facility and procedures for negotiations thereof.

                                  ARTICLE VII.

                         COVENANTS OF BUYER AND SELLERS


                The parties hereto agree that:

                SECTION 7.1. COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Buyer and Sellers will use all commercially reasonable efforts to take, or cause to be taken, all necessary or appropriate actions and to do, or cause to be done, all things necessary or appropriate to satisfy the conditions to closing set forth in Article VIII hereof and to consummate the Transactions on the terms and conditions set forth in this Agreement including, without limitation, to use commercially reasonable efforts to obtain any consents necessary to be obtained prior to and after the Closing Date.

                SECTION 7.2. CERTAIN FILINGS. Prior to and after the Closing Date, Buyer and Sellers shall use their commercially reasonable efforts to cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (ii) taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                SECTION 7.3. PUBLIC ANNOUNCEMENTS. Buyer and Sellers shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the consent of the other parties hereto.

                SECTION 7.4. NOTICES OF CERTAIN EVENTS. Buyer and Sellers shall promptly notify the other of:

                (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

                (b) any written notice or other written communication from any Governmental Authority in connection with the Transactions;

                (c) any Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Acquired Business that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 4.7 hereof, or that relate to the consummation of the Transactions;

                (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely:

                    (i) to cause any representation or warranty contained in
                this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or

                    (ii) to cause any covenant, condition or agreement under
                this Agreement not to be complied with or satisfied; and

                (e) any failure of Buyer or any Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

                SECTION 7.5. CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, Buyer and each Seller will hold, and will use all commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the Transactions.

                SECTION 7.6.  PLANS.

                (a) Employment Status. Buyer shall employ all of the Employees who are actively employed by the Acquired Business on the Closing Date immediately after giving effect to the Transactions (each such employee being hereafter referred to as a "TRANSFERRED EMPLOYEE"), it being agreed that persons who are on layoff or leave and who have a right to return to work at the Acquired Business or who are on short-term (not more than six months) medical disability (including pregnancy leave) who do not thereafter become eligible for long-term medical disability or other authorized leave (such as military, family or other leaves where return to work is subject to statutory requirements) are to be considered Employees who are actively employed, and it is also agreed that persons on long-term medical disability or whose short-term medical disability thereafter becomes a long-term medical disability and persons whose employment has terminated or will terminate prior to the Closing Date without any right to return to work are not to be considered Employees who are actively employed; provided, however, that the provisions of this Section 7.6(a) shall not be construed to limit the ability of the Buyer to terminate any such Employee at any time for any reason. From and after the Effective Time, Buyer shall also assume responsibility to provide Former Employees with disability benefits in the same manner and to the same extent as such Former Employees would have been entitled to receive under Sellers' disability plans and Buyer shall assume the responsibility to provide Transferred Employees and Former Employees with continuing benefits and coverage required, if any, under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA. Sellers hereby represent and warrant to Buyer that Schedule 7.6(a) hereto contains a true and accurate list of all Transferred Employees, and (i) each of their respective compensation arrangements
         (ii) the date of hire of each such employee; and (iii) any employment, severance or other compensation agreement with any such employee. For purposes of this Agreement, the terms "layoff," "right to return to work," "short-term disability," "long-term disability" and "pregnancy leave" shall be construed in accordance with the personnel policies of Sellers and the collective bargaining agreements covering Transferred Employees, if applicable, both as in effect as of the date hereof.

                (b) Pension Plans. (i) Effective as of December 31, 2002, except for Employees included in the United Auto Workers Hi-Vol Livonia collective bargaining group (the "UNION EMPLOYEES") who participate in the MascoTech, Inc. Master Hourly Employees Pension Plan (the "UNION PLAN"), the Transferred Employees have ceased to participate in, or accrue any further benefits under, any tax-qualified defined benefit plan of Sellers or their Subsidiaries; provided, however, that, to the extent permitted by applicable law, and, except as otherwise elected in subsection (ii) below, the benefits of the Union Employees in the Union Plan shall be increased by crediting the service of such Transferred Employees with Buyer and its Subsidiaries through the earlier of (A) December 31, 2003 and (B) the Plan Effective Date (as defined below). Effective as of the Effective Time, except as otherwise provided herein, Buyer shall not have any responsibility for contributing to or under any tax-qualified defined benefit plan maintained by Sellers or their Subsidiaries. Except as otherwise provided below, all assets and liabilities of any tax-qualified defined benefit plan maintained by Sellers or any of their Subsidiaries attributable to any Employee or Former Employee of the Acquired Business shall be retained by Sellers. Notwithstanding the foregoing, if (A) on or before December 31, 2003, Buyer enters into a binding collective bargaining agreement (the "UNION AGREEMENT") with respect to the Union Employees; (B) such Union Agreement provides for the Union Employees to participate in a defined benefit pension plan sponsored by Buyer or its Subsidiaries (the "BUYER UNION PLAN"); and (C) the Buyer Union Plan credits service with Sellers for purposes of determining benefit accruals for Union Employees, then the following subsections (ii), (iii), (iv) and (v) shall apply.

                  (ii) Buyer shall, as soon as practicable after entering into the Union Agreement, notify Metaldyne thereof and advise Metaldyne as to whether the Union Agreement meets the requirements set forth in the last sentence of Section 7.6(b)(i) and, if applicable, of the date that is the Plan Effective Date. Buyer shall establish or maintain, as of the date the Buyer Union Plan or any other replacement plan becomes effective pursuant to the collective bargaining agreement with the Employees (the "PLAN EFFECTIVE DATE"), a tax-qualified defined benefit plan (the "BUYER'S PENSION PLAN") for Employees and Former Employees participating in the Union Plan. Subject to the transfer of assets described in Section 7.6(b)(iii), the Buyer's Pension Plan shall assume the liabilities as of the Plan Effective Date for the benefits of all Employees and Former Employees participating in the Union Plan.

                  (iii) On a day which is within 60 days after the later of (i) the date upon which the Buyer delivers to Metaldyne notice that the Buyer's actuaries, pursuant to Section 7.6(b)(v) hereof, have reviewed the calculations of Sellers' actuaries and are satisfied that such calculations are in accordance with this Agreement (or have failed to do so within the 60 day period provided for in Section 7.6(b)(v)), or
         (ii) the day upon which the Buyer delivers to Metaldyne a favorable IRS determination letter or an opinion of the Buyer's counsel, reasonably satisfactory to Metaldyne's counsel, to the effect that the terms of the Buyer's Pension Plan and its related trust qualify, as to form, under Section 401(a) and Section 501(a) of the Code, Sellers shall cause the trustee under the Union Plan ("SELLERS' TRUSTEE") to transfer to the trustee of the Buyer's Pension Plan (the "BUYER'S TRUSTEE") cash assets or such other assets agreeable to the Buyer's Trustee and Sellers' Trustee in an amount equal to the amount necessary to satisfy the applicable requirements of Sections 414(1) and 401(a)(12) of the Code, computed based on the actuarial assumptions used by Sellers for financial disclosure purposes for the most recently completed fiscal year ending on or before the date of such transfer.

                  (iv) The amount transferred pursuant to Section 7.6(b)(iii) shall be adjusted for investment earnings or losses of the trust in which the Union Plan assets are held for the period between the Plan Effective Date and the actual date of transfer and reduced by the amount of any benefit payments actually paid from such plan to Employees and Former Employees during such period and a proportionate share of administrative expenses for such period if such administrative expenses are properly chargeable (and are actually charged) to the Union Plan. Sellers shall estimate such earnings as of the actual date of transfer and then within 90 days of the actual date of transfer, Sellers shall cause Sellers' Trustee to remit to the

         Company's Trustee or the Buyer shall cause the Buyer's Trustee to remit to Sellers' Trustee, as appropriate, an amount equal to the difference between the actual rate of earnings for such period and the estimated amount transferred as of the actual date of transfer (such difference to be adjusted for investment earnings at the State Street Bank short-term rate for the period between the actual date of transfer and the date such difference is paid to Sellers' Trustee or the Buyer's Trustee). Notwithstanding anything in this Section 7.6(b) to the contrary, following the Plan Effective Date and until the date of the respective transfers of assets to trusts under the Buyer's Pension Plan, Sellers shall cause Sellers' Trustee to continue to provide benefits to plan participants in accordance with the terms of the Union Plan to the extent that such benefits have accrued on or before the Plan Effective Date. To the extent that benefits have accrued after the Plan Effective Date, following the transfer of assets pursuant to
         Section 7.6(b)(iii), the Buyer shall pay such benefits to plan participants (retroactively, if applicable) in accordance with the terms of the Buyer's Pension Plan.

                  (v) The assets caused to be transferred pursuant to Section 7.6(b)(iii) shall be calculated by Sellers' actuary, and shall be subject to review by the Buyer's actuary for the purpose of confirming that the calculation was made in accordance with (i) the actuarial assumptions and methods set forth in this Section 7.6(b) and (ii) generally accepted actuarial practice. As soon as practicable after receiving the notification from Buyer referred to in Section 7.6(b)(ii), Sellers shall provide the Buyer with a detailed summary of the calculations described in this Section 7.6(b) and any back-up data reasonably requested by Buyer. If the Buyer or the Buyer's actuary do not notify Metaldyne to the contrary within 60 days after the delivery to Buyer of such detailed summary and data, the calculations of Sellers' actuary pursuant to this Section 7.6(b) shall be deemed to be final, conclusive and binding on the parties. If, however, Buyer notifies Metaldyne in writing within such period that it and its actuary believe that the calculations were not prepared in accordance with the requirements of this Section 7.6(b) and such notice specifies
         (i) the precise items of the calculations challenged, (ii) the basis of the challenge and (iii) the amount of the adjustment they propose with respect to each such item, the parties will then attempt to resolve their differences with respect thereto. If the parties are unable to resolve their dispute within 30 days after the date the Buyer notifies Metaldyne of the disputed items, the disputed items shall be referred to an international benefits consulting firm (the "ACTUARY FIRM") mutually acceptable to Buyer and Sellers. Sellers and Buyer shall request that the Actuary Firm resolve such disputes and report to Sellers and Buyer upon such remaining disputed items within 45 days after such referral. The decision of the Actuary Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Actuary Firm in conducting this assignment shall be borne equally by Sellers on the one hand and Buyer on the other.

                (c) Defined Contribution Plan. As soon as practical after the Closing Date, Sellers shall cause the trustee of Sellers' defined contribution plans listed on Schedule 7.6(c) hereof ("SELLERS' SAVINGS PLANS") to transfer all of the assets and liabilities thereof attributable to Employees and Former Employees of the Acquired Business to one or more defined contribution plans maintained by Buyer. Unless otherwise agreed by Sellers and Buyer, the assets to be transferred shall be cash and promissory notes for loans made to Employees and Former Employees of Buyer under the terms of the Sellers' Savings Plans. Sellers shall be responsible for making contributions to Sellers' Savings Plans for Employees and Former Employees for all periods prior to the Effective Time but not thereafter.

                (d) Severance and Other Liability. Buyer shall pay an amount to Sellers equal to the sum of (i) the excess of the "accumulated benefit obligation" of each of the MascoTech, Inc. Pension Plan and MascoTech, Inc. Master Hourly Employees Pension Plan attributable to Employees and Former Employees, over the amount of assets of each such plan attributable to Employees and Former Employees, all calculated as of the Effective Time, and (ii) the FAS 87 service cost resulting from Sellers' agreement to credit additional service and compensation set forth in Section 7.6(b)(i) hereof (determined using the actuarial assumptions and methods utilized by Sellers in determining the service cost for such plans). Such "accumu-lated benefit obligation" for each such plan shall be computed using a discount rate of 6.75%, compounded annually and the other actuarial assumptions and methods utilized by Sellers in determining the "accumulated benefit obligation" of such plans for FAS 87 purposes as of the Effective Time. The amount of plan assets allocable to the Employees and Former Employees shall be determined by multiplying the actual fair market value of the assets of each plan at the Effective Time by a fraction, the numerator of which is the "accumulated benefit obligation" (determined as set forth above) of the applicable plan attributable to the Employees and Former Employees (the "BUYER'S ABO"), and the denominator of which is the sum of the Buyer's ABO and the "projected benefit obligation" (computed using a discount rate of 6.75%, compounded annually and the other actuarial assumptions and methods utilized by Seller in determining the "projected benefit obligation" of such plans for FAS 87 purposes as of the Effective Time) attributable to participants and former participants in the plan other than the Employees and Former Employees. The computations shall be made by Sellers' actuary, and they shall be subject to review in accordance with the procedure set forth in Section 7.6(b)(v) above. Following final agreement on the calculations described herein, Sellers shall remit to the Buyer or the Buyer shall remit to Sellers, as appropriate, an amount equal to the difference between the actual amount owed and the estimated amount transferred as of Closing Date (such difference to be adjusted for investment earnings at the State Street Bank short-term rate for the period between the Closing Date and the date such difference is paid to Seller or Buyer).

                (e) Worker's Compensation Claims. The Buyer shall assume liability for all suits, claims, proceedings and actions pending as of or commenced after the Effective Time resulting from actual or alleged harm or injury to Employees or Former Employees regardless of when the incident or accident giving rise to such liability occurred or occurs. Buyer shall make all necessary arrangements to assume all worker's compensation claim files, whether open or closed, as of the Effective Time, and Buyer shall make the necessary arrangements for assuming the continued management of such liabilities.

                (f) Welfare Benefit Plans. (i) Coverage for all Transferred Employees and Former Employees (the "COVERED EMPLOYEES") and their respective eligible dependents under the welfare benefit plans (as defined in Section 3(1) of ERISA) maintained by the Sellers or their Affiliates for the benefit of Employees prior to the Closing Date (the "SELLER WELFARE PLANS") shall terminate effective as of the Effective Time. Subject to the satisfaction of any conditions, limitations or waiting periods referred to in subsection (ii) below, the welfare benefit plans (as defined in Section 3(1) of ERISA) maintained by Buyer or its Affiliates (the "BUYER WELFARE PLANS") shall provide coverage and benefits to such Covered Employees (and the eligible dependents of such Covered Employees) in substantially the same manner as provided by seller prior to the Effective Time. The Seller Welfare Plans shall be liable only for claims incurred prior to the Effective Time, and the Buyer shall be liable for any claims incurred by Covered Employees (and the eligible dependents of such Covered Employees) after the Effective Time. The Covered Employees shall be entitled to apply deductibles and out of pocket payments expended for covered medical and dental expenses under the Seller Welfare Plans in the plan fiscal year ending December 31, 2003, to the deductibles and out of pocket maximums under the Buyer Welfare Plans, if any, for the plan fiscal year which ends on December 31, 2003. If requested by the Buyer, the Sellers shall furnish the Buyer with a schedule setting forth the deductibles and out of pocket maximums for each Covered Employee. The Seller Welfare Plans shall be liable only for claims incurred prior to or as of the Effective Time, and the Sellers shall be liable for any claims incurred by Covered Employees (and the eligible dependents of such Covered Employees) under the Buyer Welfare Plans after the Effective Time.

                (ii) No pre-existing condition limitations, exclusions or waiting periods applicable with respect to life and accident death and dismemberment insurance, disability, sickness and accident and medical benefits under the Buyer Welfare Plan shall apply to the Covered Employees to the extent that such limitations, exclusions or waiting periods exceed those in effect under the Seller Welfare Plans as of the Effective Time.

                (g) To the extent that Buyer or Sellers are unable to, with reasonably diligent effort and at reasonable expense, perform their obligations in the manner contemplated by this Section 7.6, Buyer and Sellers shall cooperate in order to achieve the most economic transfer reasonably practicable and Buyer on the one hand and Sellers on the other agree to indemnify each other for any incremental expenses incurred by the other as a result of any accommodation by either such party from the respective responsibilities assigned to the parties by this Section 7.6.

            SECTION 7.7. INFORMATION; COOPERATION. If after the Closing, in order properly to prepare documents or reports required to be filed with Governmental Authorities or financial statements, it is necessary that Buyer or Sellers be furnished with additional information relating to the Acquired Business and such information is in possession of any party hereto, such party will use its reasonable efforts to furnish, or cause to be furnished, such information to the party requesting information.

            SECTION 7.8. FURTHER ASSURANCES. In case at any time after the Closing Date any further action is necessary or desirable to fully and effectively transfer the benefits of the Purchased Assets to Buyer and to fully and effectively provide for the assumption of the Assumed Liabilities by Buyer or otherwise to carry out the purposes of this Agreement, the proper officers and directors of Buyer and Sellers shall execute such further documents (including assignments, acknowledgments and consents and other instruments of transfer) and shall take and cause their respective employees and agents to take such further actions as may be necessary or desirable in order to carry out the intent of this Agreement.

                                 ARTICLE VIII.

                     CONDITIONS TO OBLIGATIONS OF EACH PARTY


                  The obligations of Buyer and Sellers to consummate the Transactions are subject to the satisfaction of the following conditions:

            (a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing;

            (b) no court, arbitrator or Governmental Authority shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Closing or the effective operation of any material portion of the Acquired Business after the Closing Date;

            (c) all licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders required to permit the consummation of the Closing shall have been obtained and made, except where the failure to receive such licenses, permits, qualifications, consents, waivers, approvals, authorizations or orders, individually or in the aggregate with all other such failures, would not be reasonably expected to have a Material Adverse Effect (either before or after giving effect to the Transactions).

            SECTION 8.2. CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Closing are subject to the satisfaction of the following further conditions:

            (a) (i) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing, (ii) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto that are qualified by materiality or Material Adverse Effect shall be true, and all other such representations and warranties of Seller shall be true in all material respects, in each case at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time), and (iii) Buyer shall have received a certificate signed by a duly authorized officer of Metaldyne to the foregoing effect; and

            (b) all actions shall have been taken, or consents obtained, with respect to permits, licenses, authorizations and contracts relating to the Purchased Assets such that the Closing of the Transactions will not constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Buyer would be entitled under any provision of any agreement or other instrument to be transferred to Buyer hereby or relating to the Acquired Business except for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

            (c) Buyer shall have obtained debt or equity financing on terms and conditions reasonably satisfactory to it sufficient to pay the Purchase Price and related fees and expenses; and

            (d) Buyer shall have received the Buyer Fairness Opinion in form and substance reasonably satisfactory to Buyer and such opinion shall be in full force and effect as of the Closing Date.

            SECTION 8.3. CONDITIONS TO THE OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the Closing are subject to the satisfaction of the following further conditions:

            (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto that are qualified by materiality shall be true, and all other such representations or warranties of Buyer shall be true in all material respects, in each case at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time), and (iii) Sellers shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect;

            (b) the Transactions shall have been approved in accordance with the terms of the Seller Shareholder Agreement; and

            (c) Sellers shall have received the Seller Fairness Opinion in form and substance reasonably satisfactory to Seller and such opinion shall be in full force and effect as of the Closing Date.

                                  ARTICLE IX.

                            OBLIGATIONS AFTER CLOSING


            SECTION 9.1. INDEMNIFICATION.

            (a) Indemnification by Sellers. Subject to the other provisions of this Article VIII, Sellers shall jointly and severally indemnify Buyer and its directors, officers, managers, members, employees and agents (collectively, the "BUYER INDEMNIFIED PARTIES") from and against and shall reimburse such Buyer Indemnified Parties in respect of any and all Losses resulting from or arising out of (i) any Excluded Liabilities (whether arising prior to or after the Closing), (ii) the failure of Sellers to perform any of their obligations under this Agreement in any material respect or any breach of any representation or warranty of Sellers in this Agreement, (iii) all Liabilities arising out of the business, operations and assets of Sellers' and their Subsidiaries after the Closing and (iv) the breach of any representation, warranty or covenant of Metaldyne LLC in the Fittings Facility Sublease.

            (b) Indemnification by Buyer. Except as otherwise provided in Sections 7.6 and subject to the other provisions of this Article 8, Buyer shall indemnify Sellers, their Subsidiaries and their present and former directors, officers, managers, members, employees and agents (collectively, the "SELLER INDEMNIFIED PARTIES") from and against and shall reimburse such Seller Indemnified Parties in respect of any and all Losses resulting from or arising out of (i) any of the Assumed Liabilities (whether arising prior to or after the Closing), (ii) the failure of Buyer to perform any of its obligations under this Agreement in any material respect or any breach of any representation or warranty of Buyer in this Agreement, and (iii) all Liabilities arising out of the business, operations and assets of Buyer and its Subsidiaries after the Closing.

            SECTION 9.2. PROCEDURES. The party seeking indemnification under
Section 9.1 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

            SECTION 9.3. LIMITATIONS ON INDEMNIFICATION. (a) Sellers shall have no obligation to indemnify any Buyer Indemnified Party from and against any Losses until the aggregate Losses suffered by all Buyer Indemnified Parties exceed $25,000, at which time Sellers shall be liable to the Buyer Indemnified Parties for the entire amount of all aggregate Losses suffered by all Buyer Indemnified Parties.

            (b) Buyer shall have no obligation to indemnify any Seller Indemnified Party from and against any Losses until the aggregate Losses suffered by all Seller Indemnified Parties exceed $25,000, at which time Buyer shall be liable to the Seller Indemnified Parties for the entire amount of all aggregate Losses suffered by all Seller Indemnified Parties.

            (c) There shall be no time limit on claims under this Agreement.

            (d) The liability of Sellers or Buyer under this Article VIII shall be reduced by an amount equal to (i) any net Tax Benefit realized by the Indemnified Party (resulting from any Loss suffered by the Indemnified Party that forms the basis of the Indemnifying Party's obligation hereunder), giving effect to any Tax liabilities of the Indemnified Party arising as a result of any payments made by an Indemnifying Party with respect to such claim for indemnification; and (ii) the value of any insurance benefit realized by the Indemnified Party in connection with any Loss suffered by such Person that forms the basis of the Indemnifying Party's obligation hereunder. Buyer and each Seller shall use its commercially reasonable efforts to pursue any insurance benefits covering any Loss suffered by any Indemnified Party that forms the basis of such Indemnified Party's claim against such Indemnifying Party.

            (e) Each party agrees that from and after the Closing, its sole remedy with respect to any claims for money damages relating to the Transactions or the subject matter of this Agreement shall be pursuant to the express indemnification provisions set forth in this Agreement.

                                   ARTICLE X.

                                   TERMINATION


            SECTION 10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual written agreement of Buyer and Metaldyne; or

            (b) by either Buyer or Metaldyne, if:

                 (i) the Closing has not been consummated on or before June 30,
            2003 (the "END DATE"), provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;

                (ii) there shall be any law or regulation that makes
            consummation of the Transactions illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or any Seller from consummating the Transactions is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

            (c) by Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.2(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

            (d) by Metaldyne, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.3(a) hereof not to be satisfied, and such condition is incapable of being satisfied by the End Date.

            The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other parties.

            SECTION 10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, manager, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto. The provisions of Sections 7.5, 11.6 and 11.7 shall survive any termination hereof pursuant to Section 10.1.

                                  ARTICLE XI.
                                  MISCELLANEOUS


            SECTION 11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Buyer, to:

                           TriMas Corporation
                           39400 North Woodward Avenue, Suite 130
                           Bloomfield Hills, Michigan  48304
                           Fax:     (248) 631-5455
                           Attn:    General Counsel

                  if to any Seller, to it, care of:

                           Metaldyne Corporation
                           47603 Halyard Drive
                           Plymouth, Michigan  48170
                           Fax:     (734) 207-6729
                           Attn:    General Counsel

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

            SECTION 11.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date of this Agreement, except for the agreements set forth in Sections 2.1, 2.2, 2.4, 7.4, 7.5, 7.6, 7.7, 7.8, Article IX and Article XI.

            SECTION 11.3. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 11.4. EXPENSES. Except as otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            SECTION 11.5. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, from time to time in whole or in part, to one or more of its Subsidiaries, the right to purchase the Purchased Assets, employ the Transferred Employees and assume the Assumed Liabilities hereunder, but any such transfer or assignment will not relieve Buyer of its obligations owed hereunder to Sellers (it being understood, however, that Buyer shall not have any obligation to any third party with respect to any assets, liabilities or employees assigned by it prior to the Closing). Any such assignee shall, by virtue of purchasing the Purchased Assets, be deemed to have made severally, with respect to itself, the representations and warranties set forth in Article V hereof.

            SECTION 11.6. GOVERNING LAW. The validity, construction and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

            SECTION 11.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

            SECTION 11.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

            SECTION 11.9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Exhibits referred to herein are incorporated by reference herein and shall constitute a part of this Agreement.

            SECTION 11.10. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

            SECTION 11.11. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       TRIMAS CORPORATION


                                       By:    /s/ Todd R. Peters
                                              ---------------------------------
                                              Name: Todd R. Peters
                                              Title: Executive Vice President


                                       METALDYNE CORPORATION


                                       By:    /s/ Karen A. Radtke
                                              ---------------------------------
                                              Name:  Karen A. Radtke
                                              Title:  Treasurer



                                       METALDYNE COMPANY LLC


                                       By:    /s/ Karen A. Radtke
                                              ---------------------------------
                                              Name:  Karen A. Radtke
                                              Title:  Vice President and
                                                        Treasurer